EXHIBIT 99.1

Transcript of Sun Hydraulics Corporation (SNHY)

3Q 2007 Earnings Conference Call

November 5, 2007

Participants

Richard Arter, Investor Relations

Allen Carlson, Chief Executive Officer and President

Tricia L. Fulton, Chief Financial Officer

Presentation

Operator

Greetings ladies and gentlemen, and welcome to the Sun Hydraulics Third Quarter 2007 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder this conference is being recorded.

It is now my pleasure to introduce your host Mr. Rich Arter, Investor Relations Spokesperson for Sun Hydraulics. Thank you Mr. Arter, you may begin.

Richard Arter – Sun Hydraulics Corporation – Investor Relations

Thank you, Jan. Good afternoon and thanks for joining us for Sun Hydraulics Third Quarter Earnings Conference Call. We are initiating this call from the offices of Flodyne/Hydrodyne Sun’s distributor in the Chicago area. With me are Sun’s CEO and President, Allen Carlson and Tricia Fulton Sun’s CFO. Please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. For more information on forward-looking statements, please see this morning’s press release.

I would now like to introduce Allen Carlson.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Good afternoon. Robust demand led to increased revenue and profit for the third quarter of 2007. While the US economy appears to be moderating as indicated by recent PMI reports, we are pleased with our performance. With double-digit growth every quarter for the past four years, we believe Sun’s sustained growth continues to out pace to the industry. One of the important reasons for our success over the past few years is our geographic presence. This has helped us achieve a good balance between domestic and international sales.

Sun’s international demand has contributed significantly to our performance this year with 82% of our year-to-date sales growth generated in Europe and Asia. Year-to-date, international sales make up 58% of the total sales of Sun. Our local presence in Europe and Asia has facilitated penetration in those markets and allowed us to capture market share.

Another driver of our success is our electro-hydraulic product introductions which help us to see more integrated package opportunities. To further this effort, last week we announced our intention to take an equity stake in High Country Tek Inc.

High Country Tek designs and manufactures ruggedized (ph) electronic hydraulic control solutions for mobile equipment markets. Their products include digital valve controllers and a patented suite of software products had complement our electro-hydraulic efforts, including our earlier investment in WhiteOak Controls.

High Country Tek will help us get closer to our customers. So, we better understand their design requirements. This is especially important as we move more towards total system solutions. We expect our relationship with WhiteOak and High Country Tek will help further increase Sun’s market share.

I would now like to turn the call over to Tricia to provide some more details on the third quarter, Tricia?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Thanks Allen. All comparisons will be to the same period last year. EPS figures reflect the 50% stock dividend recorded on June 30th of this year. Sales were up 16% to 41.8 million as growth continued in the third quarter. Europe and Asia experienced significant increases with sales up 33% and 30% respectively.

North American sales were up 1%. Incremental sales allowed additional profits flow to the bottom line with earnings up 33% to 5.2 million. Basic and diluted earnings per share ended the quarter at $0.32 an increase of 33%.

Gross profit increased 25% to 13.3 million. Gross profit as a percentage of sales continued to be strong, up 2.5 points to 32%. Margin increases were achieved through productivity gains and the absorption of fixed overhead costs by the additional sales volume.

While year-over-year our margins have increased, we have experienced margin erosion throughout 2007. We’ve continued to see our cost to escalate since our last price adjustment in July 2006. Cost increases relate to energy, material, and fringe benefits including our employee health insurance.

While we constantly strive to improve our internal efficiency and productivity, we’re unable to offset this cost escalation completely with productivity gains. Therefore, we are implementing a price increase effective January 1, 2008. This is a selective price increase that is expected to result in approximately 1.5% additional revenue next year.

SG&A increased $600,000 to 5.3 million. The increase was driven primarily by higher cost associated with stock-based compensations and professional fees relating to tax and legal matters. Our effective tax rate was 36.6% compared to 33.6%. The increase was attributable to the completion of the company’s 2006 US tax returns, which resulted in a provision to return through up. We expect our fourth quarter tax rate to be approximately 34.5% and the overall 2007 rate to be 35%.

Net cash from operations was 19.8 million, up 4.6 million from last year. The increase since due to higher net income of 4.6 million coupled with working capital changes. Day’s sales outstanding were 40 and inventory turns were 10.1. We continue to look for ways to drive further working capital improvement.

Year-to-date capital expenditures were 9.4 million and our estimate for the year is 11.5 million. Third quarter purchases were primarily for new machinery and equipment in the US. A quarterly cash dividend of $0.09 a share was declared in the third quarter and paid in October.

Fourth quarter demand is expected to remain strong. Sales are estimated to be approximately 40 million and earnings per share are estimated to be in the range of $0.28 to $0.30. This represents an increase of approximately 14% in sales, and 26% in earnings per share over last year. 2007 sales will be approximately a 166 million, a 17% increase over 2006. Net income per share for the year is expected to range between $1.31 and $1.33 compared to $0.99 for 2006, up 33%. Thank you. Rich will now open the call for Q&A.

Richard Arter – Sun Hydraulics Corporation – Investor Relations

Okay Jan, if we could take some questions from the dialing callers, now would be the time.

Operator

Ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star key. One moment please, while we poll for questions. Our first question comes from the line of Chris Walter with Robert W Beard & Co. Inc. Please proceed with your question.

<Q>: Good afternoon.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Hi Chris, how are you?

<Q>: I am doing well. Couple of questions for you. Do you have the currency impact on revenue growth for the quarter?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yes. The effect for Q3 was $730,000 which represents 1.7% of sales.

<Q>: Okay. Thank you. And then, could you give us an update, I guess on what you saw on the way of order trends in October, early November, specifically, any difference in domestic environment versus international?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

We continue to see the international orders up above what we are seeing in North America, but the order trends for October are up over last October by about 33%.

<Q>: Okay, wow. Okay.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

October was very strong, and we would think that November and December perhaps may not be quite as strong, but we are looking forward to a very strong year end and October sort of started this out for the quarter in a good position.

<Q>: Excellent. And then seem like North American revenue growth maybe slowed a bit in the quarter. Can you talk about what you’re seeing, where you’re seeing this bonus specifically, and what markets got incrementally weaker quarter-to-quarter?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

We really don’t look at it that closely. So, for us to give you any information that would detailed out something useful for you would not be accurate.

<Q>: Okay. No problem, and then how do you feel about your current inventory levels at distributors, given the slowness in North America?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

We just completed the third quarter inventory analysis, and the inventory to third quarter compared to the second quarter was the same. And the third quarter this year compared to third quarter last year result was also the same. So, there has been no movement in an inventory which is good news.

<Q>: And that’s absolute levels of inventory?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Yes.

<Q>: Okay. So, on a days sales basis it’s actually gone down.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

It has gone down. It’s actually gone down for about five years. If you look at a days sales outstanding, because the numbers remained pretty constant. I think maybe a year or so ago, we addressed it, but it might not be a bad idea to refresh everybody’s memory as to why that is? It’s our ability to ship product from our factory to customer request. Our distributors around the world can find inventory amongst themselves or get it direct from the factory on as needed basis with a high degree of confidence if that will happen?

<Q>: Excellent. And then one more and I will jump back in queue. Could you talk a little bit more about High Country Tech, particularly, what enhanced your product portfolio and your motivation for taking the stake, and then a little bit about the structure of the deal when it should close, etcetera? How you think it should, will impact your financial results?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

This is Allen. I will take the first part of the question and turn the second part over to Tricia. We have been aware of and then working with High Country Tech for perhaps a year. And throughout the most part of this year we have been working on structuring a deal such as this. The motivation behind it is that we see each other at customers and at some key distributors. And our customers and distributors are looking for solutions, a total solution to their control needs. And today, we provide a part of that solution and other packages and systems integrated people like High Country Tech would provide another. So, we see High Country Tech is being additive to our ability to focus and get closer to the customer in a meaningful way. So it’s — for us it’s a strategic initiative. It’s important because it not only brings us closer into the marketplace, but it gives us an idea of what people are looking for and perhaps will create some new solutions jointly that will be exciting in the marketplace for customers and distributors. Trish, would you like to take the second part of that?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Sure. I think it two parts to your question, one was on the structure and one was on the financial side. As far as the structure goes, we can’t really give a lot more details on what we did in the press release since it has not been approved by the shareholders of HCT yet. They will have a shareholder meeting in mid-November to approve the transaction, and at the end of November we are expected to find the closing documents. But we really can’t give a lot more details than what we have. The total purchase price is again about 2.4 million, and it will give us 48% of the company initially and on a fully diluted basis for outstanding options and once it would give us about 36%. Turning to the financials, given that HCT as a private company, we can’t really divulge any of their financial information at this point, but from the effect of what it will due to Sun’s financials, we will be combining them through the equity methods. So there will be a one line item of any profit or loss from that operation that will hit each quarter. We expect it to be minimal.

<Q>: Okay, thank you. I will get back in queue.

Operator

Thank you. Our next question comes from the line of Will Lyons with Westminster Securities. Please proceed with your question.

<Q>: Hi guys congratulations on another good quarter.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

How are doing, Will.

<Q>: Excellent; thank you. How are you?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Great.

<Q>: I have one question based on your comments that Europe and Asia were especially strong. You mentioned the — I will call that macro economic situation in those regions, but what sort of contribution was there from things that are internals of Sun Hydraulics; new products, additional people? Give us some flavor for what you have done on a proactive basis to make some of that happen?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

I will try to paint the picture. I am not sure I can support it with hard financials or numbers, but for example, couple of years ago we added some new sales people in Germany and the incubation period for those new sales people has passed, and they are out delivering new orders with new customers in new markets. That’s one example in Germany. We have got similar situation going on in some of our other locations. And I believe it was in 2003; we started a joint venture company — not a joint venture, we started a wholly owned company in France. And that’s beginning to show some new business in that market. I think our business in France may be up 50, 60% compared to what it was before that. Similar is in China, the similar situation is in Korea. We’ve opened a new office in Busan in the south part of Korea. While that hasn’t yet done any thing for us because it has just opened last quarter. Initiatives like that are going to contribute to both the top line and the bottom line. In, believe that was in October or September, we announced the opening of a new office in India. So there is a lot of initiatives that are going on that are contributing to our success on an international basis. Could I segregate it and try to paint more exact picture will be very difficult. On the product side, earlier this year we introduced at Hanover Fair, embedded electronics and some valve with sensors. While that’s just beginning to generate some business, it certainly has created some interest in our product. For those particular products, but the pull-through effect of other products. Our Crane business, as I said earlier, is doing very, very well. On top of that, I think what is driving the underlying element of this is our website. Our website puts us on an international stage, open 24 X 7 and today in multiple languages. We have German. We have some French and we are currently working on a Korean website. So, all of these things come together to help drive our growth.

<Q>: What percentage of your orders are then coming through the website?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

We don’t take orders from the website. The website is there to provide information, so that our products can be stacked around the world. It’s a delivery mechanism for technical information for our customers. Our distributors around the world do fulfillment.

<Q>: Right. And finally, so now what percentage of your, let’s just say, do it by terms of dollar revenue is produced outside the US. Roughly I realize you may not keep track of it dollar for dollar?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

58% is out side the US.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yes, yes.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

58%

<Q>: You are talking product production?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Production, that’s right. Not sales production.

<Q>: Production. That would be man of folds in remote locations as well as few (ph) products in England.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

And in local value added services, my guess is probably 15, 20% production.

<Q>: Interesting, alright. That’s all I had. Thanks a lot.

Operator

Thank you. Our next question comes from a line of Brian Rafin with Morgan Dempsey Capital Management; please proceed with your question.

<Q>: Good afternoon everybody.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Hi, Brian.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Hi, Brian.

<Q>: You guys talked about your on CapEx side, I think your budget was 11.5, you said you put some, I’m assuming tooling your machinery. You can hide or describe what you installed in was it capacity or more throughput productivity?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

It’s both. Most of the equipment that we put in are CNC machining centers. I think we have put in four may be this year.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

And two in UK.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

And two in UK for total of 6. It’s primarily for capacity, but at the same time we take out older pieces of equipment that perhaps have half the productivity on a per hour basis. So, we end up getting capacity and productivity gains at the same time and usually within the same floor space.

<Q>: Okay, within the same floor. Okay. You talked about the price hike that is going to be affected, did I get you right that you are looking at about 1.5%?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

That’s right

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yes.

<Q>: Okay, you broke out, you talked about energy oil and gas, could you give us a sense may be individualize from a cost basis you know what year up you see year-over-year in steel, ductile iron, health insurance, energy, can you give us a sense what the inflation? How to kind of segments out all across your cost basis?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Not really that’s if we run operations around the world in multiple locations, and during the course of the year it changes. Earlier in the year it was Aluminum, later in the year it perhaps healthcare cost. So, it’s very difficult to put a number on each one of those elements.

<Q>: Okay, what are you guys seeing just take US healthcare, everyone is kind of annualizing their sign up (ph) programs, what are you seeing year-over-year just for the US workers (indiscernible)?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

We are seeing about 10 to 12%, which I think is at or below the industry average. We were on a self-funded plan which helps to keep the cost down from the fully insured plans, but we are seeing increases year-over-year in that. But that is also with some additional workers. We have about 60 more people than we had last year at this time.

<Q>: Alright.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

It is about 10% more of —.

<Q>: Okay, okay that is good. How many shifts you guys are running downstairs sort of what’s kind of that?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Whatever we need, we just got. We have got multiple shifts, we’ve got some working 4 or 10 hour days, we’ve got some working 5 days, we’ve got a weekend shift, we’ve got a night shift, we’ve got a crossover shift. We are very flexible and agile workforce, and that’s one of the advantages that we have that allows us to continue to meet our incoming order rate and providing a reliable production. Our workers are flexible and the ability to get things done on an as needed basis.

<Q>:Do you have a lot of transition with life style stand point where people being may be cross trend going from five day daily to the weekend shift, as people age and kids and that’s are the thing, you do that or is that a they pretty structured in their slots?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

No, it’s not structured at all. They are free to sort of move around. We’ve got some more people that their kids at home that during the summer time they may want to work for weekend shift, and in rest of the time not. We try to accommodate them and they try to accommodate us. It’s a team effort, and as a result we’ve — we get what we need, and they get what they need.

<Q>: Okay, can you tell us the, talking about the website traffic and in the specification functionality and you talked about delivering technical information, what you guys your cycle time compression, say from today versus five years ago, and doing an engineering specs and talking with the customer and giving that technical information versus getting orders in shipping, what can you give us a sense and magnitude, maybe the last say 3 or 5 years?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

5 and cut half, round kind of number.

<Q>: Okay. And today an order might run what days, weeks and trying to give you a sense as to what — now obviously different orders are different by size but —?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Our average lead time is about 4 weeks on an average, but we’ve I know last week or example 23% of our incoming orders were booked at less than four weeks. Some of it, due today, came in on last week Friday. So, all of our orders are entered to customer request whatever they need, on average would probably be four weeks.

<Q>: Last four weeks Okay. Can you talk, Allen as to what, what since do you guys haven’t totally talk about system solutions total integrated hydraulic packages. What, what that constitute of total sales versus just manifolds and cartridges, you are talking about total solutions with electronic gear controllers?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

No, I don’t have a handle, I know it’s growing, it’s probably doubled in the last five years.

<Q>: Okay, you give me a sense of scale was it less than a half a third 20%.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

20%, probably.

<Q>: Alright I will get back in queue. Thanks guys.

Operator

Thank you. Our next question comes from the line of Tom Licap (ph) with Value Holdings Management. Please proceed with your questions.

<Q>: Hi Good afternoon. Looking through your segment, Germany represented billing quarter-over-quarter acceleration in sales growth, is that something to look deeper into or is there any explanation behind that – that is having on the shell?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yes, if – are you looking Q2 to Q3?

<Q>: Yes.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

We generally see a decrease from Q2 to Q3 in all business segments. Q2 is historically if you go back five years, the highest quarter that we have. So, it would be expected that we would see decreases in each segment on quarter-to-quarter sequentially?

<Q>: While I guess my question is, that is the case in all but the German segment?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Germany put in a new software system earlier in the year, and so they changed their ordering pattern. And they now placed there orders more on an as needed basis as opposed to entering large orders at the beginning of the year. So, some of those orders that historically would have been entered January, February, March are now being entered in September, October, and November. So, it’s just the software implementation that’s smoothing out the input of orders throughout the course of the year. You probably see the fourth quarter is low.

<Q>: Okay, and in terms of the new India venture, can you give any sort of update on how that’s going?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

No.

<Q>: Nothing too material on the last two months.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

It’s too early. The whole approach with our India’s venture is to do some prospecting, understand what’s going on in the marketplace. It’s a homework; it’s establishing where we are going to go and painting us a picture or road map for the future. So, after 29.5 days, it’s a bit early to get that picture.

<Q>: Okay. Fair enough. And in the press release for the High Country Tech, I guess calling equity investment, you talked about contemplating, purchasing the remaining stock by 2009. What sort of contingencies are out there that would either inhibit you or enable you to go ahead and buy out the rest of the stake?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

The whole idea with the High Country Tech is to gives us two years for us to understand the business, to work in a relationship that’s closer, and essentially to give us eight quarters to figure things out in the side where we go from here.

<Q>: Okay, and kind of pay you back in off one earlier questions, can you kind of elaborate a little more on the strategic direction that this investment take you? And really that it’s going to be more complete control solutions, but can you kind of describe incrementally on top of your manifold and valve offerings right now? What this investment may offer you?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

It gives us the opportunity to go to the customer and say to the customer, you know, your control system, your sensors, your program logic, your control system looks like this. The output of that control system drives your hydraulic components. And we believe by working together the component selection as well as from a both electronics as well as the hydraulic hardware to provide better, smarter, faster solutions to the total control system. Additionally, the High Country Tech package is software, is a piece of hardware, but can be tailored for a variety of applications through software development. So, we believe that not only we will be able to provide a shorter solution, a better solution to the customer but the time to get that solution in their hands will be quicker. Today, most customers are looking to consolidate their supplier base and most people that we have talked you said, the ability to deal with a company that can do controls, software, and the hydraulic hardware, and to be able to come to the table as a team and paint us that picture to do that is a real pleasant.

<Q>: I know you may not be able to comment on this, but I will try it anyway. This is kind of allow you to make other, both on acquisitions towards allowing a more complete system solutions, is there anything in the pipeline in terms of acquisitions or other equity investments?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

We are always looking to be able to paint the exact picture more complete with our customers. And so, I wouldn’t say that there is anything that’s going to happen in the next 30 to 60 days, but we are always looking for the ability to do more for the customer.

<Q>: Without giving the specifics, can you kind of elaborate on what the next step maybe in terms of add on product offerings to your systems?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

No, not really, not at this time.

<Q>: Okay. And then one last thing, in terms of end market applications, are there any more niches within the mobile equipment market that the HCT investment will enable you to go after? Or this is kind of a holistic investment that allow you to just get a better control system out there?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

There is a some elements of the second part, but I think it’s going to take a lot effort to play out. I think when we, we roll up our sleeves and start working with customers and distributors in the High Country Tek people, there will be some things I will shake out of that, that won’t be the holistic control. That may be a control solution for particular market segment. We already see some of those segments beginning to show up, but I really don’t want to elaborate on what the thing would be right now.

<Q>: Okay, great. Thank you so much and good luck next quarter.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Thank you.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Thank you.

Operator

Thank you. Our next question is follow-up from the line of Chris Walter with Robert W. Beard. Please proceed with your questions.

<Q>: Hi guys.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Hello.

<Q>: Just couple of quick ones; how should we be thinking about tax rate going into 2008?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

I think that the overall tax rate that I say 35% for 2007 will carry forward to 2008. That’s puts as pretty much at the top of the tax rate brackets in the US. We may see a small decrease from the tax changes that are being implemented in Germany that might take us down to 34.

<Q>: Okay. Then how about CapEx, I mean you continue to or expect to continue adding selective machine tools?

<A>: I think CapEx will be a very much like 2007 for 2008, as we continue to grow. Our approach to manufacturing is identifying constrains and resolving those constraints, part of the resolution typically means that we need CapEx to do that. So, as we continue to grow at the rate we are growing, I think the CapEx will remain about the same.

<Q>: Okay. Thank you very much.

Operator

Thank you, we have another follow-up question from the line of Brian Rafn with Morgan Dempsey Capital Management. Please proceed.

<Q>: Yes, (indiscernible) sir sort of you guys certainly would, I think you talked on the CNC side about adding productivity and efficiency in the same floor space. Are we knocking any walls out either for cartridges or manifolds in the factory down in Florida?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

No, we are not knocking walls out. Not the external walls. There are few internal walls that flex a little bit. For example, we have just consolidated some of our manifold CNC machining to a footprint that perhaps has entered 15% less to create some space for some automation equipment that we are putting in, but there is no bricks and motor are going up right now.

<Q>: Okay, so would you — could you kind of say, Allen maybe a medium term next few years would that be about of same as far as being able to use your current footprint in factory, certainly deliver the production?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

2008, I don’t think you will see us adding bricks and motor for 2008, and we continue to monitor that as we go forward. As we continue to grow, we will see what we need.

<Q>: Okay. Does your acquisition of High Country Tek, are there any mutually exclusive customers. I mean you talked about adding certainly electronic controllers and solutions and integrated turnkey packages. At the same time, their customers would get your hardware side, does that at all leverage at other customers that they have that, you don’t have, or they are pretty universal?

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

No it’s pretty much true there is customers that they that perhaps have never experienced our products. And I think it’s also true we’ve got customers that perhaps are looking for control solutions that I have never heard of them. And is on the domestic standpoint. High Country Tek really is a US based company only. So, one of the pluses for them going forward is they look at our 58% of our business is outside of the US, with that opens up a whole new world to them that they couldn’t get to without our involvement.

<Q>: Okay. Thanks guys. I appreciate it.

<A>: Thanks, Brian.

Operator

Thank you. At this time there are no further questions. Do you have any closing comments?

Richard Arter – Sun Hydraulics Corporation – Investor Relations

No, we just like to thank everybody for joining us on the call. We will be presenting tomorrow afternoon at the Baird 2007 Industrial Conference. That’s why we are here in Chicago. So, if anybody is in the area come on over and see us.

Allen Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Thanks a lot Jan.

Operator

Thank you. Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.